Exhibit 10.2

Confidential Treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as “****”. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

11770 Bernardo Plaza Court, Suite 353

San Diego, CA 92128

Phone: 858-618-1400 Facsimile 858-618-1441

Confidential

April 26, 2016

Dr. Roger Crystal

Chief Executive Officer

Opiant Pharmaceuticals, Inc.

401 Wilshire Blvd.

12th Floor

Santa Monica, CA 90401

Re: Summary License Terms

Dear Dr. Crystal:

As we have discussed, we understand that Opiant Pharmaceuticals, Inc. (F/k/A Lightlake Therapeutics, Inc.) (“Opiant”) is interested in exploring the possibility of exclusively licensing certain intellectual property rights of Aegis Therapeutics, LLC (“Aegis”) related to its technology and intellectual property for certain Products as described more particularly in the enclosed term sheet dated April 26, 2016 attached as Exhibit 1 (the “Term Sheet”).

In the interest of facilitating the possible transaction, Aegis is willing to grant to Opiant the exclusive right to negotiate such a license pursuant to Section D.4 of the Amended and Restated Material Transfer, Option and Research License Agreement (the “Agreement”) as executed on April 26, 2016 and effective as of December 1st, 2014 (the “Research Agreement”) and under the following terms and conditions:

Confidential Treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as “****”. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

Confidential

Opiant Pharmaceuticals, Inc.

Letter Agreement

April 26, 2016

Announcements. Subject to the terms of this section, the parties will not make any public announcement concerning this letter agreement or discussions relating to a possible transaction between them. Any such disclosures shall be subject to the terms of the Research License and the Mutual Confidentiality Agreement dated November 13, 2013 between Aegis and Opiant. Notwithstanding the foregoing, either party shall be free to disclose, without the other party’s prior written consent, any information that was publicly disclosed prior to the date of this letter agreement, including without the requirement to seek a confidential treatment request of any such information. To the extent practicable, the disclosing party shall be given advance notice of any legally required disclosure of Confidential Information by the other party, and the disclosing party shall provide any comments on the proposed disclosure within five (5) business days. To the extent that either party determines that it or the other party is required to file or register this letter agreement or information arising from the letter agreement, or a notification thereof to comply with the requirements of an applicable stock exchange or NASDAQ regulation or any governmental authority, including without limitation the U.S. Securities and Exchange Commission, the Competition Directorate of the Commission of the European Communities or the U.S. Federal Trade Commission, such party shall promptly inform the other party thereof. Prior to making any such filing, registration or notification, the parties shall agree on the provisions of this letter agreement for which the parties shall seek confidential treatment, which provisions shall be reasonable and in accordance with information that such agency would reasonably agree to redact under a confidential treatment request, provided that a confidential treatment request will not be required for information previously disclosed. The parties shall cooperate, each at its own expense, in such filing, registration or notification, including without limitation such confidential treatment request, and shall execute all documents reasonably required in connection therewith. Notwithstanding the foregoing, in the event that the disclosing party does not provide comments within the five (5) business day period from notification by the other party, then the other party shall be free to publicly disclose such confidential information in accordance with the terms herewith.

Expenses. Each party will pay its own expenses incident to this agreement, any definitive agreement and the transaction proposed by the Term Sheet (whether or not the transaction is consummated), including counsel fees and accounting fees.

Governing Law. This agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to conflicts of law principles.

Please countersign below to indicate Opiant’s agreement to the matters set forth above. This agreement shall be binding on any acquiror or successor in interest of either party.

Very truly yours,

Aegis Therapeutics, LLC

By:	/s/ Ralph R. Barry
Ralph R. Barry
Chief Business Officer

Agreed to as of April 26, 2016
Opiant Pharmaceuticals, Inc.

By:	/s/ Dr. Roger Crystal
Dr. Roger Crystal
Chief Executive Officer

Confidential Treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as “****”. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

Exhibit 1

License Agreement Terms and Conditions

April 26, 2016

**** = Redacted

License:

The license to be granted by Aegis Therapeutics, LLC (“Aegis”) to Opiant Pharmaceuticals, Inc. (f/k/a Lightlake Therapeutics Inc.) (“Opiant”) is a royalty-bearing license under all applicable patent and other proprietary rights of Aegis, including without limitation rights under the Technology and Aegis’s interest in the New Inventions and Joint Inventions (collectively, “Aegis IP Rights”) to develop, make, have made, use, sell, offer to sell, import and export (or otherwise commercialize and exploit) the Products in the Field in the Territory.

Subject to the Right of First Refusal and Option below, Aegis shall not license to any third party, and hereby grants an exclusive option to Opiant to license, the Aegis IP Rights to develop, make, have made, use, sell, offer to sell, import and export (or otherwise commercialize and exploit) naloxone for treatment or prevention of opioid overdose (“Opioid Field”) in the Territory.

Notwithstanding the above license to manufacture the Excipient, Opiant will covenant and agree to not exercise such right to make or have made Excipient for so long as Aegis remains in compliance with the terms of the Supply Agreement. If the Supply Agreement becomes terminated in accordance with its terms, or if Opiant exercises its right to terminate Aegis’ exclusive right to supply Excipient, then Opiant may exercise its license right to make or have made Excipient, which license right shall automatically extend to any contract manufacturer engaged by Opiant, any of its Affiliates and/or any sublicensee to manufacture Excipient.

Excipient:	Aegis’s proprietary chemically synthesizable Excipient(s), including without limitation the Intravail® excipients.

Product(s):	Pharmaceutical formulations containing the Compound as an active ingredient and the Excipient.

Compound:	Naloxone or Option Compound and any metabolite, salt, ester, hydrate, anhydride, solvate, isomer, enantiomer, free acid form, free base form, crystalline form, co-crystalline form, complexes, amorphous form, pro-drug (including ester pro-drug) form, racemate, polymorph, chelate, isomer, tautomer, or optically active form of the foregoing.

Option Compound	Naltrexone and nalmephene/ nalmefene.

Confidential Treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as “****”. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

Field:	Treatment or prevention of any disease, disorder, state, condition or malady in humans except in the Opioid Field, provided that upon election of Opiant in writing and payment of the Option Fee, the “Field” shall include the Opioid Field.

The Option Fee shall mean one hundred thousand dollars ($100,000) and agreement by Opiant that by expansion of the Field to include Opioid Field, that Products for the Opioid Field in the Territory using the Aegis IP Rights shall be subject to the same monetary obligations as other Products in the Field (i.e. Option Field milestones, royalties under terms and conditions to be negotiated in good faith by the parties).

Territory:	Worldwide

License Fee:	Opiant shall pay to Aegis a nonrefundable and noncreditable license fee of $300,000 on the effective date of the license agreement.

Opiant may elect to pay up to 50% of the License Fee by issuing to Aegis shares of Opiant’s common stock subject to the following:

a.	There must be a public market for Opiant's shares and Opiant must be current with all statutory filings

b.	The shares shall be issued pursuant to Rule 144 of the Securities Act of 1933;

c.	The number of shares to be issued shall be calculated to 75% of the average closing price for the previous 20 trading days;

d.	After the statutory holding period has been satisfied, Opiant’s legal counsel shall provide a legal opinion so that the shares can be sold in accordance with Rule 144 of the Securities Act of 1933.

Milestones:	Opiant will pay to Aegis the following development milestones for the Products:

Milestone	Compound	Each Option Compound(s)
Successful completion of the first human study.	$300,000	$250,000
Successful completion of the first Phase II	$750,000	$500,000
Successful completion of the first Phase III	$1,200,000	$1,000,000
Approval of the first NDA or its equivalent	$4,000,000	$3,500,000

Beginning on the first anniversary of the effective date of the license agreement and through the first Product approval by Opiant, Opiant shall be required to make minimum quarterly nonrefundable payments (“Quarterly Payments”) to Aegis in the amount of $25,000. These Quarterly Payments would be fully creditable and treated as a prepayment against future milestones or royalties and are required in order to maintain the license.

Confidential Treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as “****”. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

If, at the time when any milestone payment listed above is due, Opiant has not paid all other milestone payments (if any) previously listed above, then at such time Opiant shall pay all such unpaid milestone payments (other than product approval milestones).

Right of First Refusal and Option

Provided that the license agreement has not been terminated, during the first two (2) year period beginning on the Effective Date, Aegis grants Opiant a right of first refusal and option to add any, or all, of the compounds included under Option Compound or the Opioid Field to the license agreement (the “Opiant Option”). Except as permitted by this section, Aegis shall not sell, license, offer for sale, offer for license or agree to sell or license any Aegis Technology relating to the Option Compound to any third party during the first two (2) year period beginning on the Effective Date.

The following sets forth the procedure whereby Opiant may exercise the Opiant Option.

1.	In the event that Aegis is approached by a third party interested in licensing the Option Compound(s) or the Opioid Field, Aegis shall provide a written notice to Opiant specifying the specific compound(s) or the Opioid Field (the “Aegis Notice”).

2.

Opiant shall as soon as possible, but in no event longer than forty (40) days of receipt of the Aegis Notice, provide a written notice to Aegis whether Opiant intends to exercise the Opiant Option. In the event that Opiant does not does exercise the Opiant Option or fails to deliver to Aegis its intent to exercise such option within the forty (40) day period, then Aegis shall be free to grant such licenses to any other third party covering such Option Compound(s) or the Opioid Field for a period of up to twelve (12) months thereafter (the “Third Party Negotiation Period”).

3.	In the event Opiant exercises the Opiant Option, then as partial consideration for the grant to Opiant of the rights under the license agreement for each Option Compound Opiant shall pay to Aegis a nonrefundable and noncreditable license issuance fee of Two-Hundred and Fifty Thousand U.S. dollars (U.S. $250,000). Opiant may elect to pay up to 50% of the Option Fee by issuing to Aegis shares of Opiant’s common stock subject to the procedures for the License Fee payment in the form of Opiant shares. In the event that Opiant exercises the Opiant Option specific to the Opioid Field then Opiant shall pay to Aegis the Option Fee.

Confidential Treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as “****”. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

4.	In the event Opiant does not exercise the Opiant Option and the other interested third party either: (i) does not license within the Third Party Negotiation Period, under either feasibility or commercial licenses, the Option Compound; or (ii) the license pertaining to such Option Compound that has been exclusively licensed has been subsequently terminated, or prior to the end of the Third Party Negotiation Period negotiations with the interested third party licensee are terminated as determined in Aegis’ sole discretion, then Aegis shall within thirty (30) days of such termination provide written notice to Opiant that the Option Compound remains available. Any subsequent inquiry by the same or any other third party interested in licensing such Option Compound shall again be subject to the requirements of this section.

5.	Without limiting the foregoing right of first refusal, Opiant may in its sole discretion elect to affirmatively exercise the Opiant Option with respect to any available Option Compound at any time by written notice to Aegis, in which case the same license issuance fees specified in subsection 3 shall apply.

Royalties:	During the Royalty Term, Opiant shall pay to Aegis royalties on annual Net Sales of Products, on a country-by-country and Product-by-Product, in an amount equal to the applicable rate set forth in the table below, times the annual Net Sales of Products by Opiant, its sublicensees and their respective Affiliates:

Annual Net Sales (U.S. $)	Royalty Rate
Aggregate Annual Net Sales during a Calendar Year less than or equal to Fifty Million Dollars (U.S. $50,000,000)	2.0%

Aggregate Annual Net Sales during a Calendar Year greater than Fifty Million Dollars (U.S. $50,000,000) and less than or equal to Two Hundred and Fifty Million Dollars (U.S. $250,000,000)	3.0%

Aggregate Annual Net Sales during a Calendar Year greater than Two Hundred and Fifty Million Dollars (U.S. $ 250,000,000 and less than or equal to Five Hundred Million Dollars (U.S. $500,000,000)	4.0%

Aggregate Annual Net Sales during a Calendar Year greater than Five Hundred Million Dollars (U.S. 500,000,000) and less than or equal to One Billion Dollars (U.S. 1,000,000,000)	5.0%

Aggregate Annual Net Sales during a Calendar Year greater than One Billion Dollars (U.S. 1,000,000,000)	5.5%

Confidential Treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as “****”. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

The royalty percentage then applicable to Net Sales of any Product made in any country in the Territory shall be reduced by fifty percent (50%) if at the time of the sale of such Product in such country, the use, manufacture, offer for sale, sale and import of such Product in such county is not covered by a Valid Claim.

These royalties will be reduced by up to 50% in any payment period for the costs associated with the license of additional technology by Opiant, its affiliates or sublicensees in order for Opiant to use the Aegis Enhancement Agent for the development or commercialization of the Product but only for sales in the country where the third party patent rights are valid.

If the level of competition, patent protection or general commercial environment affects in any material respect the commercial viability of a Product at the then applicable royalty rate due to Aegis from Opiant for any country(ies) within the Territory, upon written request from Opiant, Aegis will negotiate in good faith with Opiant to endeavor to reach mutual agreement on a reduction to such royalty rate for the applicable Product and applicable country(ies).

“Royalty Term” shall mean, with respect to a Product in a country, a period which is the longer of: (a) if the manufacture, use or sale of such Product in such country is covered by a Valid Claim, the term for which such Valid Claim remains in effect, and (b) fifteen (15) years from the date of the First Commercial Sale of such Product in such country.

“Valid Claim” shall mean, on a country-by-country basis, either (a) a claim of an issued and unexpired patent in any Aegis IP Rights or the Product (excluding any patent owned by Opiant covering solely a Compound), which has not been held permanently revoked, unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, or which has not been admitted to be invalid or unenforceable through reissue or disclaimer or otherwise, or (b) a claim of a pending patent application in any Aegis IP Rights or the Product (excluding any pending patent application owned by Opiant), which claim was filed in good faith and has not been abandoned or finally disallowed without the possibility of appeal or refiling of such application, and in any event has not been pending for more than seven (7) years.

Confidential Treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as “****”. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

“Net Sales” shall mean, with respect to any Product, the invoiced sales price of such Product by Opiant, its sublicensees and their respective Affiliates billed to independent customers who are not Affiliates, less (a) credits, allowances, discounts and rebates to, and chargebacks from the account of, such independent customers for spoiled, damaged, outdated, rejected or returned Product; (b) actual freight and insurance costs incurred in transporting such Product to such customers; (c) cash, quantity and trade discounts and other price reductions; (d) sales, use, value-added and other direct taxes incurred; and (e) customs duties, surcharges and other governmental charges incurred in connection with the exportation or importation of such Product. Sales between or among Opiant and its Affiliates or sublicensees shall be excluded from the computation of Net Sales except where such Affiliates or sublicensees are end users of the Product, but Net Sales shall include the subsequent final sales to third parties by such Affiliates or sublicensees.

Maximum Reductions:	Notwithstanding anything other to the contrary, the provisions which allow for a reduction, credit or offset from the regularly scheduled payment rate or amount (e.g., royalties and milestone payments) shall not be used cumulatively to result in more than a fifty percent (50%) reduction in the regularly scheduled payment; but any unused reduction, credit or offset, as a result of this fifty percent (50%) floor, may be carried forward and used subsequently in the future as a reduction, credit or offset against a later accruing payment obligation, but still subject to the same fifty percent (50%) floor as set forth above.

Disclosure of Technology:	Aegis will cooperate with Opiant in the disclosure of any Aegis technology or know-how that would aid Opiant in the development or manufacture of the Products.

Right to Sublicense:	Opiant shall have the right to grant sublicenses to third parties without the prior consent of Aegis. Any sublicense granted by Opiant shall be consistent with Opiant’ obligations under the license agreement with Aegis. At Opiant’s option Aegis will accept a percentage, to be negotiated in good faith by the Parties, of any sublicense revenue received by Opiant to avoid royalty stacking issues.

Intellectual Property	It is the intent of the Parties that Aegis shall own all rights to the Aegis Intravail® Technology and the Aegis Know-how. Aegis shall also own any improvements to the Aegis Intravail® Technology or the Aegis Know-how that may be developed by Opiant. Aegis shall be free to license its own technology, including any Opiant improvements, to others on such terms and conditions as it sees fit. Aegis’ rights shall only be limited by the License granted under the license agreement and as described above regarding commercialization of a Product.

Confidential Treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as “****”. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

Ownership of Intellectual Property: Notwithstanding United States laws regarding inventorship, the Parties agree any patentable new inventions, innovations, developments or discoveries resulting from the activities under the license agreement (“New Inventions”) regardless of whether any such New Inventions are made solely by a party or jointly by both parties, and all patent and other intellectual property rights in any of the New Inventions, shall be owned as follows:

(a) Opiant shall remain the sole owner of all rights in the Compound, the Opiant Know-how and all existing patents and patent applications relating to the use of such technology.

(b) Aegis shall remain the sole owner of all rights in the Aegis Intravail® Technology, the Aegis Know-how and all existing patents and patent applications relating to the use of such technology.

(c) All New Inventions covering Products, including without limitation any invention relating to the use of the Aegis Intravail® Technology or the Aegis Know-how that are invented in whole or in part by Opiant (a “Joint Invention”), regardless of whether it may be commercially useful, shall be owned solely by Aegis. Nothing herein shall affect the right of Opiant to invent and seek intellectual property protection for inventions that do not comprise Aegis Intravail® Technology.

(d) Nothing herein shall affect the ability of Aegis to develop and license intellectual property relating to Aegis Intravail® Technology or any New Invention that is not a Joint Invention.

(e) In the event a patent application on a New Invention includes at least one claim incorporating limitations that comprise Aegis Intravail® Technology, the New Invention shall be considered a Joint Invention.

Patent Costs	Subsequent to the effective date of the license agreement, Opiant shall reimburse Aegis for actual costs incurred by Aegis under the Aegis Patent Rights that are specific only to the Compound(s) and/or Product(s) including but not limited to all divisionals, continuations, continuations-in-part, reissues, renewals, extensions or additions to any such patents and patent applications.

Due Diligence and Rights Reversion

The definitive license agreement shall include mutually agreed upon due diligence obligations for the development and commercialization of the Product.

In the event Opiant does not pursue Commercially Reasonable Efforts to Exploit a Product, then Aegis will have the right to terminate the license granted, whereupon Opiant shall assign and transfer exclusively to Aegis (even as to Opiant) all data and intellectual property that relates solely to such Product, at Aegis’ expense. Said termination will occur upon Aegis delivering to Opiant a written notice of termination, unless Opiant responds within sixty (60) days after receipt of said notice with evidence which demonstrates that Opiant (or its Affiliate as sublicensee) is using Commercially Reasonable Efforts to Exploit a Product. Aegis’ rights to terminated under this Section shall not begin until two (2) years after the Effective Date.

Confidential Treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as “****”. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

Clinical Trials	Opiant shall furnish to Aegis a copy of the clinical protocol and the related patient informed consent form for any clinical trial study, which involves an Excipient or the Aegis Technology; and Aegis shall be entitled to share such documents with the Aegis insurance carriers to the extent required to comply with its contractual obligations to such entities. Aegis agrees that any personally identifiable information or protected health information, which comes into Aegis’ possession under the license agreement will be protected and acted on in accordance with applicable data protection legislation, such as the Health Insurance Portability and Accountability Act of 1996 as well as all other applicable laws and regulations.”

Excipient Toxicity Studies.	****

Public Filings	The confidentiality obligations of the License and Supply Agreements shall include provisions that in the event a party is required to make public filings or disclosures that will include information or details considered to be confidential by the other party, they parties shall use reasonable best efforts to obtain confidential treatment of such information.

Other Terms:	The definitive license agreement shall include final terms and customary representations, warranties, covenants and indemnity provisions.

Confidential Treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as “****”. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

Supply Agreement Terms and Conditions

The Parties will also use good faith efforts to promptly enter into a Supply Agreement with the following financial terms:

Material for Preclinical Use. Aegis hereby agrees to supply and sell to Opiant up to one **** grams of GMP Material for Opiant’ use in preclinical studies at no charge. If additional quantities of GMP Material are needed for preclinical studies, the Parties will negotiate in good faith pricing for such materials.

Material for Clinical and Commercial Use. Aegis hereby agrees to supply and sell to Opiant quantities of GMP Material for use by Opiant in its clinical trials and for later commercial sales, in accordance with the following price schedule:

Grams	Order Lead Time	Cost per Gram	Total	Approximate Doses @****	Approximate Cost per Dose
****	****	****	****	****	****
****	****	****	****	****	****
****	****	****	****	****	****
****	****	****	****	****	****

****

a.	Said prices shall be subject to the Producer Price Index (“PPI”) escalation.

b.	Each Order shall be for a delivery date and a single shipment destination (e.g., a single Order cannot be for two or more different delivery dates or two or more different shipment destinations). The price per gram is based upon the number of grams of Material in the Order.

c.	The quantities set forth in the table above are fixed lot sizes. Any request for a quantity other than as set forth above (e.g., **** grams, or **** grams), shall be subject to good faith negotiations between the parties as to price and lead time.

In the event that Aegis is unable or unwilling to provide the GMP Material in accordance with FDA GMP guidelines and with the specifications contained in the Supply Agreement, which specifications shall be negotiated in good faith, Opiant may at its election obtain the GMP Materials from other third party suppliers or may manufacture the GMP Material itself.